Filed pursuant to Rule 424(b)(3) and (c)
                                                          SEC File No. 333-66768



                         ACHIEVEMENT TEC HOLDINGS, INC.

                                5,045,232 SHARES
                                  COMMON STOCK

                 SUPPLEMENT TO PROSPECTUS DATED AUGUST 8, 2001.

In 2001, Achievement Tec Holdings, Inc. completed acquisitions of background verification, wholesale independent consultant and job fair businesses. The background verification business (L+R Moran, Inc.) and wholesale independent consultant business (Personnel Profiles, Inc.) were not profitable and were spun off as of January 1, 2002. Achievement Tec has maintained marketing relationships with both companies and will continue to receive revenues from them on an ongoing basis.

                  The date of this Supplement is May 31, 2002.